Exhibit 99.1

Press Release

Contacts:	Margo Westfall Ikanos Communications 510.438.6276 mwestfall@ikanos.com	Daniel K. Atler, Interim CEO Ikanos Communications 510.438.5329 datler@ikanos.com

IKANOS CHAIRMAN AND CEO RAJESH VASHIST STEPS DOWN

Daniel K. Atler Named Interim CEO; G. Venkatesh Named Executive Chairman

Fremont, Calif., October 24, 2006 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading developer and provider of Fiber Fast™ broadband solutions, today announced that Rajesh Vashist has stepped down as chairman and chief executive officer, effective immediately. Daniel K Atler, the Company’s chief financial officer, will assume the role of interim CEO while a search is conducted for Mr. Vashist’s replacement. In addition, G. Venkatesh has been named as executive chairman of the Ikanos Board of Directors. Mr. Cory Sindelar, currently vice president of finance, will assume the role of interim chief financial officer during this period.

Ikanos is a leading provider of Fiber Fast broadband solutions. Ikanos’ multi-mode VDSL2 and VDSL chipsets have been field-proven in commercial deployments and remain the most popular in the industry, with more than 15 million ports shipped. Ikanos’ Fusiv® network processors are being used in some of the world’s largest triple play deployments, with over three million chipsets shipped to date.

“Under Rajesh’s leadership, Ikanos became the market leader in providing triple play solutions,” said G. Venkatesh, executive chairman of the Board of Directors, Ikanos Communications. “On behalf of our entire board and all of our employees, I want to thank Rajesh for his significant contributions to Ikanos and wish him success in his future endeavors.”

“It has been an honor to lead the tremendous success of Ikanos,” said Rajesh Vashist. “In August of 1999 we were a handful of people with a vision of broadband and triple play. The combination of this vision with the hard work and dedication of the team has enabled Ikanos to achieve significant financial success and position itself as a leader in a large growing global market. It is now time for me to pass the leadership of the Company on to others. I believe Ikanos is well positioned for the future and I wish warmly and deeply for the success of all employees.”

G. Venkatesh has been a member of Ikanos’ Board of Directors since 2001. He is an entrepreneur, executive and investor who serves on the boards of several technology companies. Most recently, he was vice president of switching products at Broadcom Corp. Venkatesh previously was president and chief executive officer of Maverick Networks, which he founded in 1998 and which Broadcom acquired in 1999. A resident entrepreneur at Mayfield Fund in 1995, Venkatesh was recruited by Mayfield to be president and chief executive officer of Silicon Light Machines, acquired by Cypress Semiconductor in 2000. Earlier, he spent ten years at Adaptec, Inc., as general manager and a senior executive officer.

Daniel K. Atler joined Ikanos as chief financial officer in September 2003. Prior to Ikanos, he was the executive vice president of strategic business development for Silicon Image, Inc. There he also served as chief financial officer and vice president of finance and administration and was instrumental in the company’s initial public offering, establishing its licensing business and was principally involved in establishing DVI and HDMI standards. Prior to Silicon Image, Mr. Atler served as chief financial officer and vice president of finance and administration for Wireless Access Inc. In addition, he has held senior level positions with Glenayre Technologies Inc., Global Village Communication, Inc. and Ernst & Young LLP.

Cory J. Sindelar joined Ikanos in September 2006 as vice president of finance. Mr. Sindelar has over 15 years of accounting and finance experience while working with various high technology companies. Most recently, Mr. Sindelar served as director of finance and accounting at EMC Corporation. Mr. Sindelar was the vice president, corporate controller and principal accounting officer of Legato Systems, Inc. from December 2000 until October 2003, at which time it was acquired by EMC Corporation. Prior to joining EMC/Legato, Mr. Sindelar held positions at PricewaterhouseCoopers LLP, C-Cube Microsystems (acquired by LSI Logic) and Arthur Andersen LLP.

About Ikanos Communications, Inc.
Ikanos Communications, Inc. (NASDAQ: IKAN) develops chipsets that enable carriers to offer Fiber Fast™ bandwidth and high-speed network processing for enhanced triple play services. Supporting transmission rates of up to 100 Mbps, Ikanos’ line of end-to-end silicon solutions power line terminals, CPE modems and residential gateways for many of the world’s leading network equipment manufacturers. Ikanos’ solutions enable fast and cost-effective carrier rollouts of interactive broadband services including IPTV.

© 2006 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, SmartLeap, Eagle, Fusiv, CleverConnect, Ikanos Programmable Operating System, Fx, FxS, VLR and Fiber Fast are among the trademarks or registered trademarks of Ikanos.

# # #